AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment No. 1 to Executive Employment Agreement (this “Amendment”) is made and entered into this 9th day of August, 2023, by and between Ian K. Walsh (the “Executive”) and Kaman Corporation, a Connecticut corporation having its principal place of business located at 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 (“Kaman” or the “Company”). The Executive and the Company are each sometimes hereinafter referred to as a “Party” and collectively as the “parties.”
RECITALS:
WHEREAS, the Company and the Executive previously entered into an Executive Employment Agreement, dated as of August 20, 2020 (the “Existing Agreement”), providing for the employment of the Executive for an initial employment term commencing as of September 8, 2020 and continuing through September 8, 2023 (the “Initial Employment Term”); and
WHEREAS, the parties desire to amend the Existing Agreement to extend the Initial Employment Term for a renewal term of three years and, in connection therewith, to effectuate certain other mutually agreeable amendments, on the terms and subject to the conditions hereinafter set forth;
NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, the Company and the Executive agree as follows:
1.    Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.
2.    Amendments to Existing Agreement. The Existing Agreement is hereby modified and amended, as follows:
(a)    Section 1(a) of the Existing Agreement is deleted in its entirety and replaced with the following:
(a)    The Executive’s initial term of employment under this Agreement shall be for a term commencing on September 8, 2020 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”). The parties have agreed to extend the term of this Agreement for an additional period of three years (the “Renewal Term”), extending the term of employment of this Agreement through September 8, 2026, on which date the term of this Agreement shall expire without any further action by the Parties. The Initial Term of this Agreement, as extended by the Renewal Term, is herein referred to as the “Employment Term.” In all events hereunder, Executive’s employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Employment Term shall be deemed to have ended.
(b)    Section 8(d)(iii) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:
(iii)    an amount equal to the product of two times the sum of (i) the Executive’s then current Base Salary and (ii) the Executive’s annual bonus opportunity (at 100% of target), payable in a single lump sum within 30 days after employment termination;
(c)    Section 8(d)(iv) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:
(iv)    each cash- or equity-based long term performance award for which the performance period has not yet been completed as of the date of such termination, if any, shall be payable, at the time that any such long-term performance award is paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period); and
(d)    Section 8(g) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:
(g)    TIMING OF BONUSES AND CERTAIN CASH- AND EQUITY- BASED LONG-TERM PERFORMANCE AWARDS. Reference to paying a pro-rata bonus or a pro-rata cash- or equity-based long-term performance award under Section 8 at the same time as such compensation is paid to other senior executives shall mean the payment date as determined under the terms of the Company’s annual bonus plan or cash- or equity-based long term performance program applicable to the award, subject to Section 20.
3.    Date of Effectiveness; Limited Effect. This Amendment is effective as of the date first written above (the "Effective Date"). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. On and after the Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.
4.    Miscellaneous.
(a)    This Amendment is governed by and construed in accordance with the laws of the State of Connecticut, without regard to the conflict of laws provisions of such state.
(b)    This Amendment shall inure to the benefit of and be binding upon each of the parties and each of their respective permitted successors and assigns.
(c)    The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.
(d)    This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.
(e)    This Amendment, together with the Existing Agreement (as modified hereby) constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the day and year first above written.

KAMAN CORPORATION		IAN K. WALSH

By:	/s/ Megan Morgan	/s/ Ian K. Walsh
	Megan Morgan	Ian K. Walsh
Vice President and
Chief Human Resources Officer